Exhibit 16(c)(xxv) Citi | Investment Banking Project Stellar Special Committee Discussion Materials July 19, 2026 Strictly Private and Confidential

Confidential Material Disclaimer The following pages contain material provided to the Special Committee of the Board of Directors (the “Special Committee”) of Utz Brands, Inc. (the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a possible transaction involving the Company. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Special Committee of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice. 2

1. Transaction Overview

Summary of Key Transaction Terms

Transaction	• **Merger resulting in Class A shares of Ulysses being converted into right to receive $14.25/share in cash** – 17k of vested in-the-money options converted into right to receive difference between $14.25 / share and strike price – 186k of unvested non-employee director RSUs accelerated; 1,484k of other RSUs not accelerated and subject to same current vesting schedule and terms – 803k of unvested PSUs not accelerated, subject to same current vesting schedule, and based on actual performance at close; 1,526k of potential PSU awards based on current performance of 180 – 200% • Roll over all existing units of Ulysses Brands Holdings, LLC ("UBH") held by certain affiliates of the Rice / Lissette family (the "Family") • Cancel all existing Class V shares
Structure	• Reverse subsidiary merger with newly formed subsidiary of Ithaca • Post-close initial ownership of Ulysses LLC: 50% Ithaca / 50% Family
TRA	• Termination and settlement of TRA for a cash payment to the Family of $44mm relative to contractual change of control obligation of ~$175mm[1] • Family to reinvest entire $33mm of after-tax TRA proceeds into the pro forma company
Financing	• Ithaca's $920mm equity investment to be funded by €500mm ($572mm[2]) in committed financing from Commerzbank and Landesbank and ~€304mm ($348mm[2]) in RCF draw • New Term Loan B of $1,100mm and new $250mm ABL Revolver ($1mm anticipated to be drawn at close) both committed by BofA
Deal Protections	• Voting agreements from key shareholders (including the Family) to vote shares representing ~42% of Ulysses' outstanding common stock in favor of the transaction • Voting agreement shareholder parties waive appraisal rights • Customary no shop restrictions and fiduciary out for superior proposals and/or intervening events; intervening events create right to change recommendation, but not terminate • Matching rights in favor of Ithaca and $50 million termination fee representing ~2.4% of transaction equity value
Approvals and Conditions	• The transaction is conditioned upon approval by Ulysses' Special Committee • Conditioned on obtaining the Family's consent, as required under the Investor Rights Agreement • Approval from the majority of the outstanding shares of common stock and majority of the votes cast by disinterested stockholders • Receipt of regulatory approvals and parties must use reasonable best efforts to obtain regulatory approvals so long as no burdensome condition • Subject to redemption agreement with incremental net debt cap of $100mm irrespective of equipment loans
Ithaca Advisors	• BofA (Financial), Skadden (Legal), EY (Accounting & Tax)

Source: Merger Agreement as of July 17, 2026, Voting Agreement as of July 14, 2026, Redemption Agreement as of July 17, 2026 and Amendment to TRA as of July 2, 2026.
(1) Per Deloitte TRA Analysis dated May 5, 2026 and Tax Receivable Agreement dated August 28, 2020. (2) Assuming current EUR:USD FX rate of 1.144.

citi | 4

Summary of Sources and Uses as of Q2 2026 per Ithaca

Sources and Uses

Sources	*$ in mm*	%
Ithaca Equity Investment	$920	31%
Family Rollover of LLC Interests	789	26
Family Reinvestment of Net TRA Proceeds	33	1
New Term Loan B	1,100	37
Rolled Equipment Loans	165	5
New ABL Revolver ($250mm)	1	0
Total Sources	**$3,007**	**100%**

Uses	*$ in mm*	%
Purchase of Ulysses Class A Shares	$1,265	42%
Family Rollover of LLC Interests	789	26
Refinance Existing Ulysses Net Debt	635	21
Rolled Equipment Loans	165	5
Settle TRA Liability	44	1
Minimum Cash	20	1
Illustrative Sellside Fees	50	2
Illustrative Financing Fees and Other Expenses	39	1
Total Uses	**$3,007**	**100%**

Closing purchase price excludes $43mm of non-accelerated RSUs and PSUs /
Class A equity value of $1,308mm including non-accelerated RSUs and PSUs

Pro Forma Capitalization

Per Transaction	*Maturity*	*$ in mm*
Cash & Cash Equivalents		$20
New Term Loan B	7-Year	1,100
Rolled Equipment Loans	Various	165
New ABL Revolver ($250mm)	5-Year	1
Total Debt at Close		**$1,266**
Net Debt at Close		**$1,246**

2026E Pro Forma Credit Statistics	Adj. EBITDA[1]	Net Leverage
Q2 2026A Net Debt of $800mm / Q2 2026A LTM Adj. EBITDA	$236	5.3x
Ulysses Mgmt. Standalone 2026E Net Debt of $708mm / 2026E Adj. EBITDA	242	4.8

Source: Ithaca.
(1) Includes $10mm of public company cost savings per Ulysses management.

citi | 5

Implied Transaction Metrics

($ in millions, except per share data)		@ Market $7.21	March 18th Proposal $11.00	Transaction Price $14.25	Delta to March 18th Proposal $3.25 / 29.5%
Share Price - Premium (Discount) to:	***Metric***				
Last Close (July 17, 2026)	$7.21	--	52.6%	97.6%	45.1pp
Close as of March 17 (March 18th Proposal)	7.61	(5.3%)	44.5	87.3	42.7
30-Day VWAP	7.44	(3.1)	47.8	91.5	43.7
90-Day VWAP	7.54	(4.4)	45.9	89.0	43.1
Intra-day 52-Week High (July 23, 2025)	14.67	(50.9)	(25.0)	(2.9)	22.2
Intra-day 52-Week Low (June 4, 2026)	6.78	6.3	62.2	110.2	47.9
Research Analyst Price Target Median	10.50	(31.3)	4.8	35.7	31.0
Firm Value Build					
Fully Diluted Shares Outstanding (mm)		146.4(1)	147.2(2)	147.2(2)	
Equity Value		$1,056	$1,619	$2,097	$446 / 29.5%
(+) Debt as of Q1 2026 (March 29, 2026)		862	862	862	
(-) Cash as of Q1 2026 (March 29, 2026)		(74)	(74)	(74)	
Firm Value		$1,844	$2,407	$2,885	$446 / 19.9%
Implied Valuation Metrics	***Metric***				
FV / LTM EBITDA (March 29, 2026)	*$219*	8.4x	11.0x	13.2x	2.2x
Ulysses LRP					
FV / 2026AOP EBITDA	*$232*	8.0x	10.4x	12.5x	2.1x
FV / 2027E EBITDA	*246*	7.5	9.8	11.7	1.9
Consensus(3)					
FV / 2026E EBITDA	*$231*	8.0x	10.4x	12.5x	2.1x
FV / 2027E EBITDA	*240*	7.7	10.0	12.0	2.0

Source: Ulysses Forecasts, public filings, Bloomberg, FactSet. Market data as of July 17, 2026.
Note: Ulysses fiscal year ends the last Sunday closest to December 31. 30-Day and 90-Day VWAPs from Bloomberg. Research Analyst Price Target Median excludes brokers who did not report after Q1 2026.
(1) FDSO assumes treasury stock method including 143.96mm basic shares, 1.67mm RSUs, and 0.80mm PSUs. Excludes 0.02mm options with strike price of $13.14, 0.38mm options with strike price of $15.51, and 0.26mm options with strike price of $16.34 since out-of-the-money.
(2) Includes in-the-money options calculated with the treasury stock method and an incremental 0.72mm PSUs due to transaction-related performance assumptions. 2024 and 2025 grants at assumed payout ratio of 180% and 2026 grant at assumed payout ratio of 200%. Final payouts to be determined at transaction closing.
(3) Per FactSet. Excludes brokers who did not update post Q1 2026 earnings.

citi | 6

2. Preliminary Financial Analyses

Ulysses Relative Share Price Performance Share Price Performance Last 3 Years Share Price Performance 1-Month YTD 1-Year 2-Year 3-Year (July 17, 2023 – July 17, 2026; Rebased to Ulysses) Ulysses 2.7% (29.9%) (48.9%) (54.2%) (56.5%) Mid-Cap Food 6.9 (38.7) (61.1) (65.1) (64.5) $40 S&P 500 0.5 8.7 18.4 31.6 64.9 $30 +64.9% $20 $16.58 $7.21 $10 (56.5%) (64.5%) -- Jul-23 Oct-23 Jan-24 Apr-24 Jul-24 Oct-24 Jan-25 Apr-25 Jul-25 Oct-25 Jan-26 Apr-26 Jul-26 Ulysses Mid-Cap Food S&P 500 Relative Share Price Performance – Last 52 Weeks Relative Share Price Performance – Since First Proposal (July 17, 2025 – July 17, 2026) (March 17, 2026 – July 17, 2026) 40.0% 18.4% Mid-Cap Food 11.0% Mid-Cap Food 20.0% 0. 0% (1.2%) (2.7%) (20.0%) (5.3%) (10.2%) (10.4%) (19.2%) (40.0%) (35.6%) (39.7%) (24.6%) (26.5%) (26.7%) (45.4%) (60.0%) (48.9%) (34.5%) (80.0%) (66.8%) (78.8%) (100.0%) Ulysses S&P 500 Ulysses S&P 500 8 Source: FactSet. Market data as of July 17, 2026. Note: Mid-Cap Food index includes Post Holdings, Flowers Foods, Marzetti, BellRing, B&G Foods, J&J Snack Foods, and Simply Good Foods.

Ulysses Next Twelve Months EBITDA Multiple Over Time Median FV / NTM EBITDA Last 3 Years Firm Value / Next Twelve Months EBITDA 1-Month YTD 1-Year 2-Year 3-Year (July 17, 2023 – July 17, 2026) 20x Ulysses 7.9x 8.0x 9.4x 11.8x 12.6x Mid-Cap Food 7.3 7.5 8.3 10.8 11.6 17.1x 15x 14.0x 7.8x 10x (9.2x) ∆ 7.8x (6.2x) ∆ 5x Jul-23 Oct-23 Jan-24 Apr-24 Jul-24 Oct-24 Jan-25 Apr-25 Jul-25 Oct-25 Jan-26 Apr-26 Jul-26 Ulysses Mid-Cap Food Relative FV / NTM EBITDA – Last 52 Weeks Relative FV / NTM EBITDA – Since First Proposal (July 17, 2025 – July 17, 2026) (March 17, 2026 – July 17, 2026) Mid-Cap Food Mid-Cap Food 1. 0x 1. 0x 0.4x 0.4x 0.1x 0. 5x 0.2x 0.0x -- -- (1.0x ) (0.5x) (0.5x) (0.0x) (2. 0x) (0.3x) (1.0x ) (1.6x) (0.5x) (3.0x) (1.5x) (4.0x ) (3.3x) (2. 0x) (5.0x) (2. 5x) (4.5x) (6.0x) (3.0x) (5.7x) (7.0x ) (3.5x) (8.0x ) (4.0x ) (3.5x) (7.8x) (9.0x) (7.9x) Ulysses Ulysses 9 Source: FactSet. Market data as of July 17, 2026. Note: Mid-Cap Food index includes Post Holdings, Flowers Foods, Marzetti, BellRing, B&G Foods, J&J Snack Foods, and Simply Good Foods.

Historicals Ulysses Summary Financial Forecast Ulysses LRP Wall Street Consensus Net Sales Adj. Gross Profit ($ in millions) ($ in millions) $1,803 $650 $637 $1,770 $1,673 $599 $1,609 $567 $1,541 $1,513 $534 $1,438 $1,439 $1,405 $503 $465 $414 $1,517 $351 $1,496 $504 $494 (1) (1) (1) (1) 2023A 2024A 2025A 2026AOP 2027E 2028E 2029E 2030E 2031E 2023A 2024A 2025A 2026AOP 2027E 2028E 2029E 2030E 2031E Based on 52- Based on 52- Based on 52- Based on 52- % Growth % Margin wks: 3.2% wks: 3.8% wks: 3.8% wks: 3.8% / / / / 2.1% (2.3%) 2.4% 5.2% 4.0% 1.8% 1.4% 4.4% 4.0% 5.8% 1.8% 24.4% 29.4% 32.3% 33.2% 33.0% 34.7% 33.2% 35.2% 35.8% 36.0% 36.1% (2) (2) Adj. EBITDA Adj. EBITDA less Capex ($ in millions) ($ in millions) $325 $310 $267 $283 $251 $263 $225 $246 $232 $205 $216 $193 $200 $187 $168 $240 $231 $132 $107 $181 $91 $151 (1) (1) (1) (1) 2023A 2024A 2025A 2026AOP 2027E 2028E 2029E 2030E 2031E 2023A 2024A 2025A 2026AOP 2027E 2028E 2029E 2030E 2031E % Margin % Conversion / / 13.0% 14.3% 15.0% 15.3% 15.4% 16.0% 15.8% 16.3% 16.9% 17.5% 18.1% 70.2% 45.6% 49.6% 65.1% / 72.7% 78.5% /75.4% 78.2% 79.4% 81.2% 82.1% Source: Financial forecasts and other information and data relating to Ulysses prepared by Ulysses management (“Ulysses Forecasts”), public filings, FactSet. Market data as of July 17, 2026. 10 (1) 2026AOP and 2030E reflect 53-week year (vs. 52 weeks in other years). (2) EBITDA is not burdened by share based compensation.

Summary of Preliminary Financial Analysis

Current Share Price: $7.21 | Transaction Share Price $14.25

	Implied Equity Value per Class A Share Reference Ranges	Assumptions	Implied Firm Value ($bn) Low	Implied Firm Value ($bn) High	Implied FV / 2026AOP EBITDA EBITDA of $232mm Low	Implied FV / 2026AOP EBITDA EBITDA of $232mm High
Illustrative Discounted Cash Flow Analysis	$10.60 – $14.80	• Valuation date of March 29, 2026 (Q1 2026) • Assumes 7.9% - 8.5% WACC • Assumes 1.5% - 2.5% perpetuity growth rate • Does not express a view on (i) any potential tax attributes arising from past or future exchanges between Ulysses Brands Holdings, LLC and Ulysses Brands, Inc., or (ii) the extent to which such potential tax attributes may be realized by Ulysses Brands, Inc. and give rise to benefits or payments under the tax receivable agreement	$1.5	$1.8	10.0x	12.7x
Illustrative Future Share Price Analysis	$7.85 – $11.45	• Based on NTM Ulysses multiple range of 7.8x (current) to 9.4x (1-year median) • Applied to 2027E - 2029E EBITDA of $246mm, $263mm, $283mm, respectively • Discounted at a midpoint cost of equity of 9.8%	$1.9	$2.5	8.4x	10.7x
Selected Publicly Traded Companies Analysis	$5.70 – $9.00	• Based on + / - 1.0x median of Selected Mid-Cap Food Public Companies • Reflects range of 6.6x to 8.6x 2027E EBITDA • Based on 2027E EBITDA of $246mm	$1.6	$2.1	7.0x	9.1x
Selected Precedent Transactions Analysis	$10.15 – $13.15	• Based on + / - 1.0x median Selected Mid-Cap Food Precedent Transactions • Reflects range of 10.4x to 12.4x LTM EBITDA • Based on LTM EBITDA March 29, 2026 of $219mm	$2.3	$2.7	9.9x	11.7x
For Reference Only: All Cash Premiums Paid	$9.35 – $10.80	• Based on median of all-cash premiums paid since 2023 • 30% - 50% selected range of premia to current Ulysses price per share of $7.21	$2.2	$2.4	9.4x	10.3x
For Reference Only: 52-Week Intraday Trading Range	$6.78 – $14.67	• 52-week intra-day high on July 23, 2025 • 52-week intra-day low on June 4, 2026	$1.8	$2.9	7.7x	12.7x
For Reference Only: Selected Research Analyst Price Targets (Not Discounted)	$8.00 – $15.00 (Median: $10.50)	• Low of $8.00 per share (UBS) • High of $15.00 per share (RBC) • Median of $10.50 per share • Total Price Targets: 10	$2.0	$3.0	8.5x	12.9x

Source: Ulysses Forecasts, public filings, FactSet. Market data as of July 17, 2026.
Note: Ulysses fiscal year ends the last Sunday closest to December 31. Implied share price rounded to the nearest $0.05 (except for 52-week Intraday Trading Range).

citi | 11

Financial Analysis Comparison vs. June 19, 2026 Ulysses Committee Meeting

Updated FDSO of 147.2mm vs. 146.5mm, decrease of $0.09[1] per share (increase of 0.1mm Class A shares and 0.6mm increase in RSUs / PSUs)[2]

	June 18, 2026 — Implied Equity Value per Share Reference Ranges (June 18 Share Price: $7.05; Proposal Share Price $14.10)	July 17, 2026 — Implied Equity Value per Class A Share Reference Ranges (Current Share Price: $7.21; Transaction Share Price $14.25)	Assumption Adjustments
Illustrative Discounted Cash Flow Analysis	$11.10 – $15.50	$10.60 – $14.80	• Same forecast and DCF methodology as prior • Same WACC methodology as prior • 7.9% - 8.5% WACC vs. previous range of 7.7% - 8.3% • Ulysses unlevered asset beta of 0.61 vs. previous unlevered asset beta of 0.60
Illustrative Future Share Price Analysis	$7.65 – $12.10	$7.85 – $11.45	• Same methodology as prior • NTM multiple range of 7.8x (current) to 9.4x (1-year median) vs. previous range of 7.7x - 9.8x • Discounted at cost of equity of 9.8% vs. previous cost of equity of 9.5%
Selected Publicly Traded Companies Analysis *(FV / 2027E)*	$4.50 – $8.55	$5.70 – $9.00	• Same selected publically traded company set as prior • Range of 6.6x - 8.6x 2027E EBITDA vs. previous range of 6.3x - 8.3x 2027E EBITDA
Selected Precedent Transactions Analysis	$10.25 – $13.25	$10.15 – $13.15	• Same selected precedent transaction set as prior
For Reference Only: All Cash Premiums Paid	$9.15 – $10.55	$9.35 – $10.80	• Same 30% - 50% selected all-cash premia range as prior • Current Ulysses price of $7.21 vs. June 18, 2026 Ulysses prioce of $7.05
For Reference Only: 52-Week Intraday Trading Range	$6.78 – $14.67	$6.78 – $14.67	• Same 52-Week intra-day trading range
For Reference Only: Selected Research Analyst Price Targets (Not Discounted)	$8.50 – $15.00 (*Median: $12.00*)	$8.00 – $15.00 (*Median: $10.50*)	• Same total number of price targets and same high price target • Piper Sandler reduced price target from $13.00 per share to $10.00 per share • UBS reduced price target from $8.50 per share to $8.00 per share (new low price target) • Median price target of $10.50 per share vs. previous median of $12.00 per share

Source: Ulysses Forecasts, public filings, FactSet. Market data as of June 18, 2026 & July 17, 2026.
Note: Ulysses fiscal year ends the last Sunday closest to December 31. Implied share price rounded to the nearest $0.05 (except for 52-week Intraday Trading Range).
(1) Based on midpoint of July 6, 2026 Discounted Cashflow Analysis.
(2) FDSO assumes Treasury Stock Method including 143.96mm basic shares, 0.02mm options with strike price of $13.14, 0.38mm options with strike price of $15.51, 0.26mm options with strike price of $16.34, 1.67mm RSUs and 1.53mm PSUs outstanding, based on expected performance at closing. On June 19, 2026 the FDSO calculation included 143.89mm basic shares, 0.02mm options with strike price of $13.14, 0.38mm options with strike price of $15.51, 0.26mm options with strike price of $16.34, and 1.77mm RSUs and 0.86mm PSUs outstanding.

citi

12

3. Appendix

Ulysses Discounted Cash Flow Analysis Attributable to Class A Shareholders For the Fiscal Year Ending Last Sunday Closest to December 31, Terminal (1) ($ in millions) Q2 - Q4 2026AOP 2027E 2028E 2029E 2030E 2031E Year Net Sales $1,123 $1,541 $1,609 $1,673 $1,770 $1,803 $1,803 % Growth -- 1.8% 4.4% 4.0% 5.8% 1.8% % Growth (based on 52-week year) -- 3.8% 4.4% 4.0% 3.8% 3.8% Adj. EBITDA $180 $246 $263 $283 $310 $325 $325 % Margin 16.1% 16.0% 16.3% 16.9% 17.5% 18.1% (81) (107) (104) (104) (102) (102) (58) (-) Depreciation & Amortization (-) Share Based Compensation (14) (17) (17) (17) (17) (17) (17) 25 -- -- -- -- -- -- (+) Proceeds from Asset Sales (31) (25) (15) (15) (15) (15) -- (-) Total Restructuring and Transformation Cash EBIT $80 $97 $126 $147 $175 $191 $250 % Margin 7.1% 6.3% 7.9% 8.8% 9.9% 10.6% (-) Taxes (8) (25) (33) (38) (45) (49) (65) 10.0% 25.9% 25.9% 25.9% 25.9% 25.9% 25.9% % Tax Rate NOPAT $72 $72 $94 $109 $130 $141 $185 81 107 104 104 102 102 58 (+) Depreciation & Amortization (47) (42) (48) (50) (52) (52) (52) (-) PP&E Capex (-) Cloud Capex (15) (11) (9) (8) (6) (6) (6) (2) (30) (8) (8) (8) (8) (9) (5) (-) Change in NWC $61 $118 $133 $146 $166 $177 $181 Unlevered Free Cash Flow to Operating Business (3) 62.4% 62.4% 62.4% 62.4% 62.4% 62.4% 62.4% Ownership % (Fully Diluted) - Class A $38 $73 $83 $91 $103 $110 $113 Unlevered Free Cash Flow to C-Corp (Class A) ($ in millions, except per share values) Sensitivity Analysis Firm Value Adjustments Perpetuity Growth Rate Perp Pe e rp tu e it tu yi G ty ro G w ro tw h R th a t R e ate Perpetuity Growth Rate Firm Value of C-Corp (Class A) (at midpoint) $1,618 1.5% 2.0% 2.5% 1.5% 2.0% 2.5% (-) Debt as of 3/29/2026 (Pro Rata @ 62.4% - Class A) (537) WACC Firm Value of C-Corp (Class A)($ in mm) as of March 29, 2026 WACC Implied Terminal EBITDA Multiple (+) Cash as of 3/29/2026 (Pro Rata @ 62.4% - Class A) 46 (4) 7.9% $1,598 $1,707 $1,836 7.9% 9.2x 10.0x 11.0x 13 (+) NPV of NOLs (100% to Class A) 8.2 1,521 1,618 1,732 8.2 8.8 9.5 10.4 Equity Value of C-Corp (Class A) $1,140 8.5 1,450 1,538 1,640 8.5 8.4 9.1 9.9 Common Shares Outstanding (mm) - Class A Shareholders 88.6 (4) WACC WACC Implied 2026E EBITDA Multiple Implied Equity Value per Share (+) Options (TSM) (mm) -- 7.9% $12.19 $13.38 $14.79 (+) RSUs / PSUs (mm) 3.2 7.9% 11.1x 11.8x 12.7x Fully Diluted Shares Outstanding (mm) - Class A Shareholders 91.8 8.2 11.35 12.41 13.66 8.2 10.5 11.2 12.0 Equity Value Per Share - Class A Shareholders $12.41 8.5 10.59 11.54 12.65 8.5 10.0 10.6 11.4 Source: Ulysses Forecasts, public filings, FactSet. Market data as of July 17, 2026. (3) Includes 88.6mm Class A shares outstanding and 1.67mm RSUs and 1.53mm PSUs (assuming 2024 and 2025 grants at payout ratio of 180% and 2026 grant at payout ratio of 200%; Note: Valuation date as of 3/29/2026. Ulysses fiscal year ends the last Sunday closest to December 31. Mid-year discount method for cashflows. Assumes Class A fully diluted ownership of 62.4%. Final payouts to be determined at transaction closing ) and excludes 55.3mm Class V shares outstanding and OTM options from numerator (based on current share price). Subject to final treatment of Does not express a view on (i) any potential tax attributes arising from past or future exchanges between Ulysses Brands Holdings, LLC and Ulysses Brands, Inc., or (ii) the extent to which such equity awards, including whether RSUs and/or PSUs are converted into cash awards that keep their vesting schedule, or whether vesting is accelerated for a cash-out at closing. 14 potential tax attributes may be realized by Ulysses Brands, Inc. and give rise to benefits or payments under the tax receivable agreement. (4) Includes NOLs carryforwards of $93mm as of December 28, 2025, assumed utilized against EBIT (for illustrative purposes) and discounted (1) Terminal change in net working capital assumed to be proportionate to midpoint of PGR of 2.0% based on 3.8% net sales growth in final year. at 8.2% (midpoint of illustrative WACC range). NPV of NOLs added as an adjustment to firm value to capture the inherent benefit (2) Terminal change in NWC based on midpoint of implied perpetuity growth rate. of the NOLs that is otherwise not reflected through LRP cashflows.

Illustrative WACC

WACC Build-Up

Target Net Debt / Total Capital:		35.0 –	45.0 %
Median Capital Structure of Selected Companies:			42.3 %
After-Tax Cost of Debt:			5.7 %
Expected Long-Term Yield:			7.8 %
– Current Statutory Marginal Tax Rate:			25.9 %[1]
Cost of Equity:	5.7% Equity Market Risk Premium	9.3 –	9.6 %
	6.7% Equity Market Risk Premium	10.0 –	10.4 %
Risk-Free Rate (20-Year CMT Bond):			5.1 %
Assumed Equity Market Risk Premium - low:			5.7 %
Assumed Equity Market Risk Premium - high:			6.7 %
Relevered Equity Beta:		0.73 –	0.80
– Unlevered Asset Beta:			0.61[2]
– Selected "Standard" Beta Measurement Period (Years):			5
– Implied Net Debt / Equity Ratio:		53.8 –	81.8 %
Small Cap Risk Premium:			0.0 %
High-Yield Issuer? (Y / N)			Y
Weighted Average Cost of Capital:		7.9 –	8.5 %
	5.7% Equity Market Risk Premium	8.0 –	7.9 %
	6.7% Equity Market Risk Premium	8.5 –	8.3 %

Low-end of WACC is based on low-end of equity market risk premium (5.7%) and high-end of net debt / total capital ratio. High-end is based on high-end of equity market risk premium (6.7%) and low-end of capital structure.

Cost of Debt Related Metrics

	Value of Net Debt	Market Value of Equity	Net Debt / Total Capital	Current Statutory Marginal Tax Rate	Long-Term Yield
Flowers Foods	$1,711	$1,869	47.8%	25.0%	6.3%
B&G Foods	1,941	352	84.6	25.0	8.1
Simply Good Foods	289	1,188	19.6	25.0	5.5
Post Holdings	6,781	4,155	62.0	25.0	6.6
BellRing Brands	1,152	1,575	42.3	25.0	7.2
The Marzetti Company	182	3,098	5.5	25.0	NA
J&J Snack Foods	(29)	1,429	(2.1)	25.0	NA
Median	**$1,152**	**$1,575**	**42.3%**		**6.6%**
Average	**1,718**	**1,952**	**37.1**		**6.7**
Ulysses	$788	$1,190	39.8%[3]	25.9%[1]	7.8%

Cost of Equity Related Metrics

	Adjusted Equity Beta (Bloomberg)[4]	Beta Estimation Period (Yrs)	High Yield Issuer	Debt Beta	Unlevering Tax Rate	Unlevered Asset Beta[5][6]
Flowers Foods	0.50	5.0		0.0	25.0%	0.30
B&G Foods	0.72	5.0	Y	0.3	25.0	0.38
Simply Good Foods	0.61	5.0	Y	0.3	25.0	0.57
Post Holdings	0.57	5.0	Y	0.3	25.0	0.42
BellRing Brands	0.71	5.0	Y	0.3	25.0	0.56
The Marzetti Company	0.47	5.0		0.0	25.0	0.45
J&J Snack Foods	0.53	5.0		0.0	25.0	0.54
Median	**0.57**					**0.45**
Average	**0.59**					**0.46**
Ulysses	0.76	5.0	Y	0.3	25.9%[1]	0.61

Source: Public filings, Bloomberg, and FactSet. Market data as of July 17, 2026.
(1) Tax rate per Ulysses management.
(2) Reflects unlevered asset beta for Ulysses.
(3) Net debt for Ulysses includes term debt, notes payable, and cash & cash equivalents.
(4) Adjusted Equity Beta based on weekly beta estimates per Bloomberg using MSCI total returns index since July 17, 2021.
(5) Adjusted Equity Betas for high-yield issuers are adjusted by adding (0.30 x (1-Statutory Marginal Tax Rate) x (Book Value of Debt / Market Value of Equity)).
(6) Represents Post-High-Yield-Adjusted Equity Beta divided by 1 + ((1-Statutory Marginal Tax Rate) x (Book Value of Debt/Market Value of Equity)).

citi | 15

Illustrative Ulysses Future Share Price Analysis Illustrative Future Share Price Analysis Illustrative Discounted Future Share Price Analysis ($ per share) ($ per share, discounted at an illustrative cost of equity of 9.8%) Ulysses 1-Year Median NTM EBITDA @ 9.4x Ulysses NTM EBITDA @ 7.8x (Current Consensus Multiple) $14.40 $12.40 $11.40 $11.45 $10.85 $10.80 $10.30 $9.65 $9.05 $8.40 $8.15 $7.85 $7.21 $7.21 Current YE 2026 YE 2027 YE 2028 Current YE 2026 YE 2027 YE 2028 NTM EBITDA $236 $246 $263 $283 Shown for illustrative and informational reference purposes and not as an indication of actual future trading prices or other results which will be affected by various factors, including financial performance and market conditions. This reflects an arithmetic exercise assuming the Company’s shares trade at an illustrative multiple range. 16 Source: Ulysses Forecasts, public filings, FactSet. Market data as of July 17, 2026. Note: Illustrative future share prices rounded to the nearest $0.05. Assumes impact from dividends; no planned share repurchases. Ulysses fiscal year ends the last Sunday closest to December 31.

Selected Mid-Cap Food Publicly Traded Companies Operational Benchmarking

	Ulysses Consensus	Ulysses LRP	Post	Flowers Foods	The Marzetti Company	BellRing	B&G Foods, Inc.	J&J Snack Foods	Simply Good	
			Mid-Cap Food							
Firm Value* *($ in bn)*	$1.8		$11.4	$3.6	$3.1	$2.6	$2.3	$1.4	$1.3	
Revenue CAGR *(CY2025A-CY2027E)*	2.7%	3.5%	0.4%	(0.5%)	1.5%[(1)]	2.5%	1.2%[(2)]	(0.5%)	(4.0%)	Median: 0.4%
EBITDA CAGR *(CY2025A-CY2027E)*	5.3%	6.6%	0.9%	(6.1%)[(3)]	3.1%[(1)(3)]	(13.5%)	(2.1%)[(2)(3)]	1.8%	(6.9%)	Median: (2.1%)
EBITDA Margin *(CY2026E)*	15.4%	15.3%	19.0%	9.9%[(3)]	16.5%[(3)]	13.5%	16.7%[(3)]	11.6%	16.7%	Median: 16.5%

Source: Public filings and FactSet. Market data as of July 17, 2026.
Note: "*" denotes sort order.
(1) 2025A pro forma for acquisition of Bachan's. Assumes incremental $87mm in net sales and $14mm in EBITDA.
(2) 2025A pro forma for acquisition of Del Monte Foods' stock & broth businesses and divestitures of Green Giant Canada and Green Giant U.S. frozen vegetables businesses. Includes reported incremental net sales of $125 million and assumed incremental EBITDA of $20 million from Del Monte Foods' stock and broth businesses, and an assumed reduction in net sales in the amount of $240 million from Green Giant asset sales.
(3) EBITDA figures include add-back of stock-based compensation expense to align with Ulysses reporting. Assumes LFY % of sales applied to consensus forecast period for each company as applicable.

citi | 17

Selected Mid-Cap Food Publicly Traded Companies Valuation Benchmarking Mid-Cap Food Ulysses Consensus Firm Value* ($ in bn) $1.8 NA $11.4 $3.6 $3.1 $2.6 $2.3 $1.4 $1.3 Firm Value / CY2026E EBITDA Median: 7.8x (1) 9.6x (1) (1) 8.1x 8.0x 7.8x 7.3x 8.0x 7.0x 5.7x Firm Value / CY2027E EBITDA Median: 7.6x (1) 9.2x (1) (1) 7.8x 7.8x 7.7x 7.3x 7.1x 7.6x 5.6x Source: Public filings and FactSet. Market data as of July 17, 2026. 18 Note: “*” denotes sort order. (1) EBITDA figures include add-back of stock-based compensation expense to align with Ulysses reporting. Assumes LFY % of sales applied to consensus forecast period for each company as applicable.

Selected Mid-Cap Food Precedent Transactions Firm Value / LTM EBITDA Median: 11.4x (3) 19.9x 17.8x 15.7x 12.5x (1) 11.1x (4)(5) 10.7x (2) 11.4x 9.6x (4) 8.3x Ann. Date Feb-12 Jan-13 Jan-15 Oct-15 Dec-17 Feb-21 Sep-23 Jul-25 Nov-25 Target Acquirer Firm Value $2.7 $0.7 $1.2 $1.9 $6.3 $3.4 $5.5 $3.1 $2.9 ($bn) Source: Public filings, investor presentations, press releases, and Wall Street research. (1) Reflects multiple estimated by Stephens, Inc. research report published January 4, 2013. Assumes 16% margin on reported $370mm of sales and $6mm in D&A. (2) LTM EBITDA reflects mid-point of company-provided CY2014 guidance issued at time of announcement ($119-$120mm). (3) Reflects multiple based on company CY2017 guidance per investor presentation at time of announcement. 19 (4) LTM EBITDA includes add-back of stock-based compensation expense to align with Ulysses reporting. (5) LTM EBITDA reflects preliminary Q2 2025 Adj. EBITDA figure published at time of announcement.

U.S. 1-Day Premiums Paid Summary (All Cash Only Announced Deals) 50% 42% Median: 40% 37% 29% 2023 2024 2025 2026 All Deals (Count) 67 78 90 48 Source: Deal Point Data. 20 Note: All-cash transactions over $500mm involving U.S. public targets announced since January 1, 2023. Premiums are adjusted for pre-announcement rumors within one month or confirmed sale processes/merger talks within six months; only for deals with acquiror seeking to buy 50%+ in a deal; data as of July 2026.

Ulysses Analyst Ratings

Last 12 Months Ratings Evolution

(July 17, 2025 – July 17, 2026)



100%
75%
50%
25%
0%
$17.00
$14.11
$20
$10.50(1)
$10
$7.21
$0
27%
30%
73%
70%
Jul 25
Aug 25
Sep 25
Oct 25
Nov 25
Dec 25
Jan 26
Feb 26
Mar 26
Apr 26
May 26
Jun 26
Jul 26
Buy
Hold
Sell
Price
Target Price

Select Broker Price Targets & Valuation Methodologies[1]

Broker	Date	Rating	Target Price	Premium to Current	Valuation Methodology
UBS	7/16/2026	Hold	$8.00	11%	P / E and FV / EBITDA Multiple[2][3]
RBC	7/8/2026	Buy	15.00	108	Based on 80% DCF (~1% PGR, ~7% WACC) and 20% Precedent Transactions (~14x FV / EBITDA)
TD Cowen	7/8/2026	Hold	9.00	25	8.5x FV / FY27 EBITDA Multiple
Piper Sandler	6/23/2026	Buy	10.00	39	~9.0x FV / FY27 EBITDA Multiple
Stephens	5/7/2026	Buy	14.00	94	FV / EBITDA Multiple[2]
Barclays	5/7/2026	Buy	10.00	39	9.7x FV / FY26 EBITDA Multiple
Jefferies	5/6/2026	Buy	14.00	94	~12x FV / FY27 EBITDA Multiple
Oppenheimer	5/6/2026	Hold	n/a	n/a	n/a[2]
BTIG	5/6/2026	Buy	10.00	39	11x 24-Month Forward EPS
Mizuho	5/6/2026	Buy	14.00	94	~12x FV / CY2026E EBITDA
Bank of America	5/6/2026	Buy	11.00	53	~9.5x FV / FY27 EBITDA Multiple
Broker Median			**$10.50**	**46%**	

Source: Wall Street research, FactSet, and Bloomberg. Market data as of July 17, 2026.
(1) Excludes brokers who did not update post Q1 2026 earnings.
(2) Exact metrics for price target not disclosed.
(3) Reflects valuation methodology from report dated May 7, 2026.

21